Exhibit 99.1

Contact:	Monica Martines	(216) 441-7346 / cell (216) 533-3751
	Jennifer Rosa	(216) 429-5037

For release Tuesday, November 25, 2008

TFS Financial Corporation Announces Fourth Quarter and Year Ended September 30, 2008 Financial Results

(Cleveland, OH – November 25, 2008) – TFS Financial Corporation (NASDAQ: TFSL) (the “Company”), the holding company for Third Federal Savings and Loan Association of Cleveland, today announced quarterly and fiscal year results for the period ended September 30, 2008 and completion of its second stock repurchase program.

The Company reported net income of $14.1 million for the three months ended September 30, 2008, compared to net income of $15.1 million for the three months ended September 30, 2007. Net income of $54.5 million was reported for the year ended September 30, 2008, compared to net income of $25.6 million for the year ended September 30, 2007. This increase is attributed primarily to a non-recurring $55 million pre-tax contribution expense in the prior year related to the formation of the Third Federal Foundation.

Net interest income increased by $26.7 million, or 14%, to $219.9 million for the year ended September 30, 2008 from $193.2 million for the year ended September 30, 2007. The increase resulted primarily from the increase of $564.9 million in average net interest earning assets, to $1.85 billion in the current fiscal year from $1.28 billion during the prior fiscal year, reflecting the impact of investment of the net proceeds from our initial public offering which was completed in April 2007.

We recorded a provision for loan losses of $9.0 million for the three months ended September 30, 2008 and $3.3 million for the three months ended September 30, 2007. The provisions exceeded net charge-offs of $7.4 million and $2.0 million for the three months ended September 30, 2008 and 2007, respectively. The Company’s provision for loan losses was $34.5 million for the year ended September 30, 2008 and $9.6 million for the year ended September 30, 2007. The provisions recorded exceeded net charge-offs of $15.8 million and $5.2 million for the fiscal years ended September 30, 2008 and 2007, respectively. Beginning as of June 30, 2008, due to unfavorable trends in primary lending markets, the provision for loan losses reflect the results of our expanded loan level evaluation of equity lines of credit which are delinquent 90 or more days. We expect that, as the equity lines of credit that were the subject of our expanded evaluation are resolved, we will realize an increase in net charge-offs that will be applied against the allowance. The allowance for loan losses was $43.8 million or 0.47% of total loans receivable at September 30, 2008, compared to $25.1 million, or 0.31% of total loans receivable, at September 30, 2007. We increased the allowance for loan losses to address the increased risk of non-performing loans in the current economic environment and in response to the results of our expanded evaluation of equity lines of credit delinquent 90 days or more. Non-performing loans increased by $59.3 million to $172.9 million, or 1.86% of total loans, at September 30, 2008 from $113.5 million, or 1.39% of total loans, at September 30, 2007.

Non-interest income decreased $3.6 million to $47.8 million for the year ended September 30, 2008 from $51.4 million for the year ended September 30, 2007. This decrease was mainly due to a $3.2 million gain recognized in connection with the sale, during fiscal year 2007, of a commercial office building owned by a subsidiary that invests in commercial office buildings and leases them to unaffiliated parties.

Non-interest expense decreased $39.7 million, or 21%, to $151.4 million for the year ended September 30, 2008 from $191.1 million for the year ended September 30, 2007. The decrease resulted primarily from the absence of the $55 million, pre-tax charitable contribution to the Third Federal Foundation made in conjunction with our initial public offering in April 2007 offset by increases in salaries and employee benefit expense, in federal insurance premiums, state franchise tax, real estate owned expenses and in other operating expenses.

Total assets increased by $508.4 million, or 5%, to $10.79 billion at September 30, 2008 from $10.28 billion at September 30, 2007.

Cash and cash equivalents decreased $697.3 million, or 84%, to $132.4 million at September 30, 2008 from $829.7 million at September 30, 2007, as we continued to redeploy our liquid assets into loan products that provide higher yields along with longer maturities.

Our net loans held for investment increased $1.14 billion, or 14%, to $9.21 billion at September 30, 2008 from $8.07 billion at September 30, 2007.

Deposits increased $119.9 million, or 1%, to $8.26 billion at September 30, 2008 from $8.14 billion at September 30, 2007. The increase in deposits was the result of a $193.3 million increase in high-yield savings accounts (a subcategory of our savings accounts) along with a $282.7 million increase in certificates of deposit, offset by a $334.1 million decrease in our high yield-checking accounts combined with declines in other deposit products (other savings accounts and other NOW accounts) in the current fiscal year.

The $498.0 million increase in borrowed funds consists of Federal Home Loan Bank advances. The borrowed funds primarily reflected the growth in the amount of mortgage loans that we held in our portfolio which were not funded with cash and cash equivalents on hand or increases in deposits. We had no borrowed funds at the end of fiscal year 2007.

Stockholders’ equity decreased $142.5 million, to $1.84 billion at September 30, 2008 from $1.99 billion at September 30, 2007. This reflects $54.5 million of net income during the year reduced by $192.7 million of repurchases of outstanding common stock and $13.8 million in dividends paid on our shares of common stock (other than the shares held by Third Federal Savings, MHC and unallocated ESOP shares) in the current fiscal year. The remainder reflects mainly adjustments related to the allocation of shares of our common stock related to the ESOP. Approximately 16.1 million shares of common stock were repurchased during the year ended September 30, 2008.

The Company announced today the completion of its second repurchase program of 5,000,000 shares of its outstanding common stock. A combined total of 20,800,000 shares were purchased under the first and second repurchase programs at a weighted average price of $12.16 per share. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Forward Looking Statements

This press release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession;

•	adverse changes and volatility in the securities markets;

•	adverse changes and volatility in credit markets;

•	legislative or regulatory changes that adversely affect our business;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board and the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•	inability of third-party providers to perform their obligations to us;

•	changes in our organization, compensation and benefit plans; and

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(In thousands, except share data)

	September 30, 2008	September 30, 2007
ASSETS
Cash and due from banks	$57,888	$45,666
Federal funds sold		598,400
Other interest-bearing cash equivalents	74,491	185,649

Cash and Cash equivalents	132,379	829,715

Investment securities
Available for sale (amortized cost $30,861 and $57,025, respectively)	31,102	56,681
Held to maturity (fair value $820,047 and $825,342, respectively)	817,750	823,815

Investment securities	848,852	880,496

Mortgage loans held for sale, at lower of cost or market	200,670	107,962
Loans held for investment, net:
Mortgage loans	9,259,529	8,103,300
Other loans	7,599	14,692
Deferred loan fees, net	(14,596)	(19,174)
Allowance for loan losses	(43,796)	(25,111)

Loans held for investment, net	9,208,736	8,073,707

Mortgage loan servicing rights, net	41,526	41,064
Federal Home Loans Bank stock, at cost	35,620	34,231
Real estate owned	14,108	9,903
Premises, equipment, and software, net	68,112	69,669
Accrued interest receivable	46,371	48,364
Bank owned life insurance contracts	151,294	144,498
Other assets	38,783	38,420

TOTAL ASSETS	$10,786,451	$10,278,029

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,261,101	$8,141,215
Borrowed funds	498,028	—
Borrowers' advances for insurance and taxes	48,439	40,481
Principal, interest, and related escrow owed on loans serviced	80,675	77,908
Accrued expenses and other liabilities	54,556	32,224

Total liabilities	8,942,799	8,291,828

Commitments and contingent liabilities

Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 316,233,550 and 332,318,750 outstanding at September 30, 2008 and September 30, 2007, respectively	3,323	3,323
Paid-in capital	1,672,953	1,668,215
Treasury stock, at cost; 16,085,200 shares at September 30, 2008	(192,662)	—
Unallocated ESOP shares	(93,545)	(100,597)
Retained earnings—substantially restricted	462,190	421,503
Accumulated other comprehensive loss	(8,607)	(6,243)

Total shareholders’ equity	1,843,652	1,986,201

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	10,786,451	10,278,029

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except share and per share data)

	For the Three Months Ended September 30,		For the Fiscal Year Ended September 30,
	2008	2007	2008	2007
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$123,227	$122,102	$486,940	$469,755
Investment securities available for sale	273	591	1,721	2,575
Investment securities held to maturity	9,811	10,154	43,247	22,777
Federal funds sold	5	11,454	14,485	38,352
Other interest earning assets	743	1,057	3,790	4,266

Total interest income	134,059	145,358	550,183	537,725

INTEREST EXPENSE:
Deposits	75,027	93,296	328,799	343,511
Federal Home Loan Bank advances	1,503	79	1,522	1,012

Total interest expense	76,530	93,375	330,321	344,523

NET INTEREST INCOME	57,529	51,983	219,862	193,202
PROVISION FOR LOAN LOSSES	9,000	3,250	34,500	9,600

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	48,529	48,733	185,362	183,602

NON-INTEREST INCOME:
Fees and service charges	6,542	6,474	25,445	25,314
Net gain on the sale of loans	614	1,010	3,896	15
Increase in and death benefits from bank owned life insurance contracts	3,376	3,370	8,297	8,090
Net income on private equity investments	317	961	3,490	5,431
Other	1,232	1,874	6,652	12,539

Total non-interest income	12,081	13,689	47,780	51,389

NON-INTEREST EXPENSE
Salaries and employee benefits	21,497	18,721	75,919	72,996
Marketing services	3,569	3,473	14,147	13,528
Office property, equipment, and software	5,406	5,316	19,297	19,709
Federal insurance premium	2,119	652	5,377	2,401
State franchise tax	1,384	455	5,411	3,110
Contribution to charitable foundation	—	—	—	55,000
Real estate owned expense, net	1,472	339	6,287	2,563
Other operating expenses	6,550	7,262	25,009	21,802

Total non-interest expense	41,997	36,218	151,447	191,109

INCOME BEFORE INCOME TAXES	18,613	26,204	81,695	43,882
INCOME TAX EXPENSE	4,552	11,154	27,205	18,271

NET INCOME	14,061	15,050	54,490	25,611

Earnings per share - basic and fully diluted	$0.04	$0.05	$0.17	$0.10
Weighted average shares outstanding
Basic	312,213,480	322,128,607	319,386,915	269,513,427
Fully diluted	312,674,195	322,128,607	319,502,094	269,513,427

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS (unaudited)

	Year Ended September 30, 2008			Year Ended September 30, 2007
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Federal funds sold	$386,892	$14,485	3.74%	$736,711	$38,352	5.21%
Other interest-bearing cash equivalents	51,606	1,797	3.48%	20,795	1,087	5.23%
Investment securities	37,925	1,333	3.51%	54,365	2,191	4.03%
Mortgage-backed securities	883,795	43,635	4.94%	429,244	23,161	5.40%
Loans	8,706,421	486,940	5.59%	7,775,810	469,755	6.04%
Federal Home Loan Bank stock	34,575	1,993	5.76%	52,334	3,179	6.07%

Total interest-earning assets	10,101,214	550,183	5.45%	9,069,259	537,725	5.93%

Non-interest-earning assets	344,725			332,323

Total assets	$10,445,939			$9,401,582

Interest-bearing liabilities:
NOW accounts	$1,283,387	31,231	2.43%	$1,621,548	66,221	4.08%
Savings & subscription proceeds	1,261,396	37,571	2.98%	649,414	17,605	2.71%
Certificates of deposit	5,638,716	259,997	4.61%	5,495,449	259,685	4.73%
Borrowed funds	70,218	1,522	2.17%	20,274	1,012	4.99%

Total interest-bearing liabilities	8,253,717	330,321	4.00%	7,786,685	344,523	4.42%

Non-interest-bearing liabilities	201,287			156,930

Total liabilities	8,455,004			7,943,615
Shareholders’ equity	1,990,935			1,457,967

Total liabilities and shareholders’ equity	$10,445,939			$9,401,582

Net interest income		$219,862			$193,202

Interest rate spread (a)			1.45%			1.51%

Net interest-earning assets (b)	$1,847,497			$1,282,574

Net interest margin (c)		2.18%			2.13%

Average interest-earning assets to average interest-bearing liabilities	122.38%			116.47%

(a)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(b)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(c)	Net interest margin represents net interest income divided by total interest-earning assets.